Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Western Asset High Income Fund II Inc. of our report dated June 19, 2025, relating to the financial statements and financial highlights of Western Asset High Income Fund II Inc., which appears in Western Asset High Income Fund II Inc.’s Certified Shareholder Report on Form N-CSR for the year ended April 30, 2025. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm”, and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

September 18, 2025